THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

(“COMPANY”)

Houston, Texas

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

[Contract Number: __________________________

Owner: _________________________________]

[For Inquiries or obtain information about coverage and to provide assistance in resolving complaints call: [1-800-448-2542]]

This Endorsement is made part of the individual annuity contract or group annuity contract or certificate to which it is attached (“the Contract”) so that it may qualify as a Roth Individual Retirement Annuity (“IRA”) under Section 408A of the Internal Revenue Code (“Code”) and the applicable regulations under the Code (“Regulations”). References herein to specific sections of the Code or Regulations include any successor provisions. In the event of any conflict between (1) the terms of this Contract to which this Endorsement is attached, including the terms of any other riders or endorsements to the Contract, and (2) any sections of the Code or Regulations applicable to annuities governed by Code § 408A, the Code and Regulations will govern to the extent necessary to ensure this Contract’s treatment as a Roth IRA for federal income tax purposes. This Endorsement may be amended from time to time to comply with changes in the Code and any rulings, Regulations, or requirements promulgated thereunder. You have the right to refuse to accept any such amendment; however, We shall not be held liable for any tax consequences that you incur as a result of such refusal. You shall comply with the provisions of this Endorsement to prevent loss of the advantages of tax deferral and to prevent tax penalties. The Company is not liable for any tax or tax penalties paid by any party resulting from failure to comply with the Code and any rulings, Regulations, and requirements thereunder relating to this Contract.

[Except as otherwise required under the Code, the effective date of this Endorsement is the later of the effective date of the Contract or the date the Endorsement is delivered to the Owner.] The Contract is amended as follows:

1.	Owner

The Owner and Annuitant shall be the same individual. For purposes of this requirement, a custodian described in Code section 408(b) holding the for the benefit of the Annuitant will be treated as satisfying this requirement. Joint Owners cannot be named under the Contract. The Owner and Annuitant cannot be changed, except as otherwise permitted under the Code and applicable Regulations. All distributions made while the Owner is alive must be made to the Owner.

2.	Exclusive Benefit, Nonforfeitable, and NonTransferable

This Contract is established for the exclusive benefit of the Owner and his/her Beneficiary(ies). If this is an inherited IRA within the meaning of Code § 408(d)(3)(C) maintained for the benefit of a Beneficiary of a deceased Owner, or if this Contract is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased Owner and who has not elected to treat this Contract as the surviving spouse’s own Roth IRA, references in this Endorsement to the “Owner” are to the deceased Owner.

The interest of the Owner under this Contract shall be nonforfeitable except as provided by law. This Contract is nontransferable by the Owner. This Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Code § 408(d)(6)) to any person other than to the Company.

3.	Maximum Permissible Annual Contribution and Restrictions on Kinds of Contributions

Contributions are subject to the Premium (“Purchase Payments”) restrictions and provisions of the Contract to which this Endorsement is attached. This Contract does not require fixed premiums.

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(a)	Maximum Permissible Amount

Except in the case of a qualified rollover contribution (as defined in (g) below), a nontaxable transfer from an individual retirement plan under Code § 7701(a)(37), or a recharacterization (as defined in (f) below), ongoing contributions to this Contract (if permitted under the Contract) must be in cash and the total of such contributions to all the Owner’s Roth IRAs for a taxable year cannot not exceed the applicable amount (as defined in (b) below), or the Owner’s compensation (as defined in (h) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner’s compensation is referred to as a “regular contribution.” Notwithstanding the preceding limits on contributions, the Owner may make additional contributions (if permitted under the Contract and our administrative practices) that are specifically authorized by statute. This could include, for example, repayments of qualified reservist distributions, certain distributions made on account of a federally declared disaster, qualified birth or adoption distributions, coronavirus-related distributions, and other distribution repayments permitted under applicable federal tax law. A cash contribution, if permitted under the Contract, can be made for any taxable year, including any taxable year in or after the calendar year in which the Owner attains age 70 1⁄2. Contributions may be limited under (c) through (e) below.

(b)	Applicable Amount

The applicable amount is determined below:

(i)

If the Owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases. Such adjustments will be in multiples of $500 or as otherwise provided under applicable federal tax law.

(ii)

If the Owner is age 50 or older, the applicable amount under paragraph (i) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter. Beginning after 2023, this limit may be adjusted by the Secretary of the Treasury for cost-of-living increases.

(c)	Regular Contribution Limit

The maximum regular contribution that can be made to all of the Owner’s Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii) below.

(i)	The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income in accordance with the following table:

Filing Status	Full Contribution Modified AGI	Phase-out Range	No Contribution
Single or Head of Household	Less than $146,000	Between $146,000 and $161,000	$161,000 or more
Joint Return or Qualifying Widow(er)	Less than $230,000	Between $230,000 and $240,000	$240,000 or more
Married-Separate Return	$0	Between $0 and $10,000	$10,000 or more

An individual’s modified adjusted gross income (“modified AGI”) for a taxable year is defined in Code § 408A(c)(3) and does not include any amount included in adjusted gross income as a result of a qualified rollover contribution. If the Owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2024, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code § 408A(c)(3). Such adjustments will be in multiples of $1,000 or as otherwise provided under applicable federal tax law.

(ii)

If the Owner makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all of the Owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner’s non-Roth IRAs for the taxable year.

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(d)	Simple IRA Limits

No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code § 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two (2)-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

(e)	Inherited IRA

If this is an inherited IRA within the meaning of Code § 408(d)(3)(C), or if this Roth IRA is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this Contract as the surviving spouse’s own Roth IRA, no additional contributions will be accepted, other than those permitted by federal tax law and the terms of the Contract.

(f)	Recharacterization

A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in Regulation § 1.408A-5 as a regular contribution to this Roth IRA, subject to the limits in (c) above.

(g)	Qualified Rollover Contribution

A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible rollover plan described in Code § 402(c)(8)(B). If the distribution is from an IRA, the rollover must meet the requirements of Code § 408(d)(3), except the one-rollover-per-year rule of § 408(d)(3)(B) does not apply if the distribution is from a non-Roth IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code § 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes (i) and (ii) below.

(i)

All or part of a military death gratuity or servicemembers’ group life insurance (“SGLI”) payment may be contributed if the contribution is made within one (1) year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under Code § 408 (d)(3)(B).

(ii)

All or part of an airline payment (as defined in § 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

(h)	Compensation

For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code § 401(c)(2) (reduced by the deduction the self-employed Owner takes for contributions made to a self- employed retirement plan). For purposes of this definition, Code § 401(c)(2) shall be applied as if the term trade or business for purposes of Code § 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including interest and dividends) or amounts not includible in gross income (determined without regard to Code § 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the Owner’s gross income under Code § 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code § 71(b)(2) if executed on or before December 31, 2018, and not modified after that date to provide otherwise. In the case of a married Owner filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term “compensation” also includes any differential wage payments as defined in Code § 3401(h)(2) and any amount which is included in gross income and paid to an individual to aid in the pursuit of graduate or postdoctoral study as described in Code § 219(f)(1).

(i)	Excess Contribution

If a contribution is in excess of the contribution limits, there may be an excise tax imposed on the excess until the excess is removed.

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4.	Distributions Before Death Are Not Required

No amount is required to be distributed prior to the death of the Owner for whose benefit the Contract was originally established. However, the preceding sentence does not apply (1) if this is an inherited IRA within the meaning of Code § 408(d)(3)(C), or (2) if this Contract is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this Roth IRA as the surviving spouse’s own Roth IRA. If the Owner is alive on the date annuity payments are to commence under the Contract, annuity payments will commence on that date. If annuity payments commence while the Owner is alive, the manner in which such payment may be made might be limited and the annuity payments might need to be modified after the Owner’s death, as necessary to satisfy the requirements associated with distributions upon death.

5.	Distributions Upon Death
(a)

In general. Notwithstanding any provision of this Roth IRA to the contrary, the distribution of the Owner’s interest in the Roth IRA must be made in accordance with the requirements of Code § 408(b)(3), as modified by § 408A(c)(4), and the Regulations thereunder, the provisions of which are herein incorporated by reference. If the Owner dies before their entire interest in the Contract has been distributed, the remaining interest in the Contract will be distributed in accordance with a distribution method that (1) We make available, and (2) satisfies applicable federal tax requirements. We may limit the distribution methods We make available, based on our administrative procedures. As a result, some of the distribution methods described in this section 5 may not be available with this Contract, provided that We make another distribution method available that satisfies applicable federal tax requirements.

(b)

Required distributions. Upon the death of the Owner, to the extent required by Code §§ 408, 408A, and 401(a)(9) and the Regulations thereunder, the Owner’s entire interest must be distributed at least as rapidly as follows:

(i)

If the Beneficiary is not a Designated Beneficiary (see paragraph 6(a) below), the entire interest must be distributed by the end of the calendar year containing the fifth (5th) anniversary of the Owner’s death.

(ii)

If the Beneficiary is a Designated Beneficiary but is not an Eligible Designated Beneficiary (see paragraph 6(b) below), the entire interest must be distributed by the end of the calendar year containing the tenth (10th) anniversary of the Owner’s death.

(iii)	If the beneficiary is an Eligible Designated Beneficiary, the entire interest must be distributed:

(A)	over the life of such Eligible Designated Beneficiary or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, with distributions starting no later than:

(1)	the end of the calendar year following the year of the Owner’s death, or

(2)

if later, the date the Owner would have attained the “applicable age” (see paragraph 6(d) below) or such later date provided under applicable federal tax law, provided that the Eligible Designated Beneficiary is the Owner’s surviving spouse and, to the extent required by Code § 401(a)(9)(B)(iv), such spouse makes (or is deemed to have made) an election for this rule to apply; or

(B)

by the end of the year containing the tenth (10th) anniversary of the Owner’s death. The election described in this clause (B) is subject to any applicable federal income tax requirements regarding the timing of the election.

(iv)	The following additional rules apply to an Eligible Designated Beneficiary to the extent required by Code §§ 408, 408A, and 401(a)(9) and the Regulations thereunder.

(A)

If distributions under paragraph 5(b)(iii)(A) above are made for a year in a form other than as annuity payments, the total distributions for such year must not be less than the quotient obtained by dividing the entire interest in the Roth IRA as of the end of the preceding year by the applicable denominator determined under the Regulations. See paragraph 5(e) below for how the applicable denominator is determined. If distributions under paragraph 5(b)(iii)(A) above commence in the form of annuity payments, see paragraph 6(c) below for additional rules

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that apply to annuity payments.

(B)

If an Eligible Designated Beneficiary dies before the portion of the interest to which paragraph 5(b)(iii)(A) applies is entirely distributed, the remainder of such portion must continue to be distributed pursuant to that paragraph, but the entire remaining interest also must be fully distributed by the end of the year containing the tenth (10th) anniversary of the Eligible Designated Beneficiary’s death. See also paragraph 6(b)(ii) below for a special rule that applies to minor children.

(C)

If the Eligible Designated Beneficiary is the Owner’s surviving spouse and he or she dies before distributions to such spouse under paragraph 5(b)(iii)(A)(2) begin, paragraph 5(b) shall be applied as if the surviving spouse were the Owner of the Roth IRA Contract for federal tax purposes, rather than a beneficiary. For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph 5(b)(iii)(A)(2). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of section 1.401(a)(9)-6 of the Regulations, then required distributions are considered to commence on the annuity starting date.

(c)	Application of paragraph 5(b). Except as otherwise provided under applicable federal tax law –

(i)	Paragraph 5(b) applies to distributions if the Owner dies after December 31, 2019.

(ii)

If the Owner died before January 1, 2020, and the Owner’s Designated Beneficiary dies after such date, the entire remaining interest in the Contract must be distributed as required by Code §§ 408, 408A, and 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by section 401 of Division O of the Further Consolidated Appropriations Act, 2020, Pub. L. No. 116-94 (the “Act”), the provisions of which are incorporated herein by reference, and in all events by the end of the calendar year containing the tenth (10th) anniversary of such Designated Beneficiary’s death, to the extent required by federal tax law.

(iii)

If the Owner and the Owner’s Designated Beneficiary both died before January 1, 2020, unless otherwise provided under applicable federal tax law, the entire remaining interest must be distributed as required by Code §§ 408, 408A, and 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by section 401 of the Act.

(d)

More rapid distributions. We may require you to take distributions more rapidly than required under federal tax law. For example, We may require that such distributions occur immediately or within five (5) years after the applicable death, without regard to whether federal tax law permits the distribution to be paid later.

(e)

Applicable denominator. Except as otherwise permitted by federal tax law, life expectancy is determined using the Single Life Table in Regulation § 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. If paragraph 5(b)(iii)(A)(2) above applies to a surviving spouse in a calendar year after 2023, then, to the extent permitted by applicable federal tax law, such spouse’s life expectancy may be determined using the Uniform Lifetime Table instead of the Single Life Table. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in the Regulations and reduced by one (1) for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

Each Designated Beneficiary is responsible for ensuring that distributions are taken from this Contract after the Owner’s death in a manner that satisfies applicable federal income tax requirements. If we voluntarily agree to provide a Designated Beneficiary with calculations regarding required minimum distributions, those calculations will reflect our current administrative procedures, which may result in higher distributions than federal tax law would require. For example, we may calculate such distributions based on the Single Life Table in the Regulations, even though federal tax law might permit the Owner’s surviving spouse to calculate their required minimum distributions using the Uniform Lifetime Table in the Regulations.

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(f)

Responsibility. After the Owner’s death, the Beneficiary shall have the sole responsibility for requesting or arranging for taking required minimum distributions with respect to this Contract. The required minimum distributions payable to a Beneficiary from this Roth IRA (other than a distribution made under this Contract in the form of an annuity) may be withdrawn from another Roth IRA the Beneficiary holds from the same decedent in accordance with Regulation § 1.408-8.

(g)

Spousal continuation. If the Owner’s surviving spouse is the sole Designated Beneficiary and has an unlimited right to withdraw amounts, such spouse may elect to treat this Contract as the spouse’s own Roth IRA. This election can be made by re-designating the Contract in the name of the surviving spouse as the Owner rather than as beneficiary. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the Roth IRA (if permitted by the Contract) or fails to take distributions as a beneficiary. An election (including a deemed election) described in this paragraph (g) may be subject to timing limits and other requirements under the Regulations, which are incorporated herein by reference.

6.	Definitions and Special Rules
(a)

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Owner. This term will be interpreted consistently with Code § 401(a)(9)(E) and the Regulations.

(b)	Eligible Designated Beneficiary.

(i)	The term “Eligible Designated Beneficiary” means any Designated Beneficiary who is —

(A)	the surviving spouse of the Owner,

(B)	subject to paragraph (b)(ii) below, the Owner’s child who has not reached majority (which is age 21, unless otherwise provided by federal tax law),

(C)	disabled (within the meaning of Code § 72(m)(7)),

(D)

a chronically ill individual (within the meaning of Code § 7702B(c)(2), except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

(E)	an individual not described above who is not more than ten (10) years younger than the Owner.

Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner. The term “Eligible Designated Beneficiary” will be interpreted consistently with Code § 401(a)(9)(E)(iii) and the Regulations thereunder.

(ii)

Special rule for children. Subject to Code § 401(a)(9)(F), an individual described in paragraph (b)(i)(B) above shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and, to the extent required by federal tax law, any remainder of the portion of the interest in this Contract to which paragraph 5(b)(iii)(A) above applies must be distributed within ten (10) years after such date or such later date prescribed by Regulations.

(c)

Special rules for annuity payments. We reserve the right to limit the options under which annuity payments may be made under this Contract to ensure that payments to be made after the Owner’s death will satisfy Code §§ 408, 408A, and 401(a)(9) and the Regulations thereunder. Unless otherwise provided under applicable federal tax law:

(i)	Distributions in the form of annuity payments made after the Owner’s death must:

(A)	satisfy the applicable requirements of Regulation §§ 1.401(a)(9)-5 and 1.401(a)(9)-6, the provisions of which are herein incorporated by reference,

(B)	satisfy the applicable limits on the distribution period for annuity payments under Regulation § 1.401(a)(9)-6,

(C)	be made in periodic payments and the interval between payments for the annuity must be uniform

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over the entire distribution period and must not exceed one (1) year, and

(D)	be nonincreasing or increase only as permitted by Code § 401(a)(9)(J) or Regulation § 1.401(a)(9)-6.

(ii)

If distributions commence after the Owner’s death in the form of an annuity in accordance with Code § 401(a)(9)(B)(iii) or (iv), the first (1st) payment, which must be made on or before the date determined under the applicable rule in Regulation § 1.401(a)(9)-3, must be the payment which is required for one (1) payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, quarterly, semi-annually, or annually.

(iii)

If all or a portion of an individual account (including a deferred annuity contract prior to the date the contract is annuitized) is used to purchase an annuity after distributions are required to commence (the date determined under Regulation § 1.401(a)(9)-3), payments under the annuity, and distributions of any remaining account, must be made in accordance with the applicable rule in Regulation § 1.401(a)(9)-5.

(iv)

Unless otherwise provided under applicable federal tax law, the “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Regulation § 1.408-8. Also, prior to the date annuity payments commence, the “entire interest” under the Roth IRA is the dollar amount credited to the individual or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the individual or beneficiary) that will be provided under the Contract.

(d)	Applicable age. “Applicable age” has the meaning set forth in Code § 401(a)(9)(C). Unless otherwise provided by federal tax law, the “applicable age” under Code § 401(a)(9)(C) is:

If you were born...	Your “applicable age” is...
Before July 1, 1949	70 1⁄2
After June 30, 1949 and before 1951	72
In 1951, 1959, or any year in between those years	73
In 1960 or later	75

7.	Application of Refund Premiums

Any refund of premiums (other than those attributable to excess contributions) arising under the Contract will be applied before the close of the calendar year following the year of the refund as contributions toward the Contract.

8.	Periodic Reports

The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

9.	Withdrawals

Withdrawals may be made in accordance with the terms of the Contract, but the Owner must pay any applicable Withdrawal Charges.

Except as otherwise modified by the terms of this or another endorsement, all other terms and conditions of the Contract remain unchanged.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

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